UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

LIFEPOINT HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was sent by David Dill, President & Chief Operating Officer, to certain employees of LifePoint Health, Inc.:

DATE:	August 10, 2018

FROM:	David Dill, President & Chief Operating Officer

SUBJECT:	Merger Update

As part of our ongoing efforts to keep you informed, I am going to periodically send updates to you highlighting relevant information related to the merger of LifePoint Health and RCCH Healthcare Partners. You’ve already received one “change update.” My goal with these is to provide you with information that you can verbally communicate (as appropriate) to your teams during your regular meetings and conversations.

Apollo at the HSC

We had the privilege of hosting leaders from Apollo here at the HSC this week. Senior Partners Matt Nord and Rick Press along with Associate Adam Kostrinksy joined HSC senior leaders for an introductory meeting during which the Apollo team shared more about who they are, their approach to business, and their vision for LifePoint.

The meeting was energizing. They opened with gratitude for all of the work you’ve done, stating that it was an honor for them to be moving down this path with LifePoint. While I do not want to speak for the leaders in the room, I encourage you to ask your manager what they heard. My sense is that you will hear positive feedback, and some key words like alignment, culture, discipline, innovation, partnership, growth, values, and resources. In the months ahead, we’re eager for more of you to meet our partners at Apollo.

Apollo’s Vision for LifePoint

During our time together, the Apollo leaders shared their vision for LifePoint, which I think you’ll find inspiring:

•                  Preserve culture and values while honoring commitments to communities and employees

•                  Continue to deliver best-in-class patient care and safety

•                  Maintain leadership in the healthcare sector and industry dialogue

•                  Grow in existing and new markets, as well as develop adjacent services/offerings

•                  Prioritize best practices from an environmental, social and governance perspective

•                  Dynamic market environment necessitates the ability to move quickly

•                  Invest for the long-term benefit of all stakeholders

•                  Support strategic partnerships with leading providers across the continuum of care

•                  And further the mission of Making Communities Healthier

Leading through Change

We recognize that there are still many questions, for which the answers will be determined and may evolve with time. During this time it continues to be important to stay close to your team:

•                  LISTEN! Please continue to listen to the people for whom you are responsible.

•                  Do your best to keep people focused on the job at hand. Continuing to achieve the desired results remains most important.

Questions?

As always, as you receive questions, please document those and share them with your department leader, who can help determine the appropriate response.

Thank you for your continued leadership.

David

Additional Information and Where to Find It

This communication relates to the proposed merger transaction involving LifePoint. In connection with the proposed merger, LifePoint plans to file with the Securities and Exchange Commission (the “SEC”) preliminary and definitive proxy statements and other relevant documents. This communication is not a substitute for the proxy statement or any other document that LifePoint may file with the SEC or send to its stockholders in connection with the proposed merger. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF LIFEPOINT ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the proxy statement and other documents filed by LifePoint with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov, and LifePoint’s website, www.lifepointhealth.net.

Participants in the Solicitation

LifePoint and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of LifePoint common stock in respect of the proposed transaction. Information about the directors and executive officers of LifePoint is set forth in LifePoint’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018 and proxy statement for its 2018 annual meeting of stockholders, filed with the SEC on April 25, 2018. Additional information regarding potential participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant documents to be filed by LifePoint with the SEC in respect of the proposed transaction.